Exhibit 99.1

Q2 2026

Shareholder Letter

investors.block.xyz

To Our Shareholders

We’ve never accepted shortcuts to building exceptional capabilities. Through multiple technology shifts, we’ve recognized early what would matter for our customers and built the infrastructure to deliver it ourselves. That work is slower at first but it compounds. And as AI collapses the cost of building software, the things that can’t be built on demand become the differentiators: judgment, trust, depth of understanding, and capability. Owning those is why we believe our growth is durable through this shift just as it was through the last ones. Our results this quarter, year over year gross profit growth of 25% and record profitability, and our raised guide for the full year, reflect years of that compounding. This letter is about the two capabilities compounding fastest right now: hardware and AI.

We founded Square because many sellers didn’t have access to the tools they needed to run their business. Building a card reader that worked with early smartphones forced us to master the hard details: chip architecture, power consumption, industrial design, supply chains, manufacturing, and cryptographic security. We could have relied on third parties to build it for us, but instead we built the capability ourselves, and the reader became more than a product. It became a viral engine for customer acquisition. That is the pattern we look for: a hard capability owned end to end that converts directly into growth.

That same practice keeps producing. It built Bitkey and Proto for bitcoin custody and mining. It gave tens of millions of people custom designed Cash App Cards. And this quarter it produced Cash App Tags, NFC chips that connect physical objects to a customer’s Cash App Card and turn everyday items into payment instruments, with a foundation for agentic commerce built in. Tags follow the reader’s playbook exactly: iconic hardware driving viral acquisition. A capability we built fifteen years ago is still opening new growth surfaces today.

Intelligence tools are the next major technology shift, but machine learning is not new to Block. We’ve run it in production since our beginning because our business doesn’t work without it. Instant seller onboarding, rapid fraud detection, and loan underwriting are all machine learning problems, and we’ve been solving them at scale for over fifteen years. So when generative models arrived, the question was never whether we could put AI into production, but how to build on a technology improving this fast. Our answer was to stay model agnostic.

Q2’26 Highlights[1]

Gross Profit

$3.17B

+25% YoY Growth

Cash App Gross Profit

$1.97B

+31% YoY Growth

Square Gross Profit

$1.16B

+13% YoY Growth

Operating Income

$447M

14% Margin[2]

Adjusted

Operating Income[3]

$864M

27% Margin

Diluted Net Income Per Share (“EPS”)

$0.15

Adjusted Diluted EPS[4]

$1.02

1 Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the second quarter of 2026.

2 Margins are all calculated as a percent of gross profit.

3 Adjusted Operating Income is a non-GAAP measure of operating performance and the profitability of our business, fully burdened by share-based compensation. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

4 Adjusted Diluted EPS is a non-GAAP measure of profitability of our business. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

1

We built goose in early 2024 to work with any model because betting on a single lab means inheriting its ceiling. That led to us creating Builderbot to own orchestration across Block’s entire codebase, and in June, agentic AI helped write and review nearly all of our production code changes. Moneybot is generally available with over 1 million weekly engaged accounts and Managerbot is already automating marketing, margin analysis, and operational fixes for sellers.5 In July we launched Buzz, our internally developed system for agent collaboration, communication, and code repositories, built to give teams of all sizes more time back, reduce coordination drag, and increase the speed at which we can ship and learn for customers.

All of it runs on one internal platform for model access, routing, tools, and permissions, with evaluation systems that let us improve quality independently of the underlying models. When a better model ships we can switch, and everything we’ve built gets better the same day.

These capabilities matter because of what they’re combined with. Block sits on both sides of commerce: millions of sellers running their businesses on Square, tens of millions of people managing and moving their money on Cash App, and Afterpay connecting both. That network generates first-party context no one else has. Transactions, inventory, staff, cash flow, and operations all on one side. Spending, saving, sending, and borrowing on the other. And we already know what happens when we combine that data with owned capability. Risk and lending were our first intelligence layer. Square Loans are underwritten on data banks can’t see and serve sellers banks won’t. Our loan cohorts have had loss rates of less than 4% through every cycle we’ve seen. Cash App Borrow does the same for consumers. We chartered our own bank rather than always relying on someone else’s banking stack. The intelligence layer we’re building runs that same play across everything our customers do: giving them time back, helping improve their decisions, and getting stronger with every interaction. The durable differentiation is the combination of a two-sided network generating proprietary data and the AI capabilities to use it well.

Many companies have proprietary data but lack those capabilities. They will build on one vertically integrated lab that owns the model, the interface, and the economics. That may be the easy path. But generic AI creates generic outcomes, and no one differentiates with a model everyone else can rent. We took the opposite path. To us the models are interchangeable, and everything that matters, the harness, the data, and the distribution, is ours.

AI will make software creation abundant. Judgment, trust, depth of understanding, and capability will become scarce. Our advantage is that we understand which things matter for the customers we serve, we own the hard capabilities behind them, and we’ve connected them into a network that compounds with every seller and every customer who joins. That is what has sustained our growth through every shift so far, and it is what will sustain it through this one.

5 Moneybot weekly engaged accounts are accounts that sent at least one message to Moneybot during the trailing seven-day period, either by entering a message or tapping a suggested prompt. This product engagement metric is based solely on interactions with Moneybot.

2

Business Highlights

Square U.S. GPV growth accelerated to 10% in the second quarter, the strongest growth rate since the second quarter of 2023.6

New customer acquisition, retention, and same store growth all contributed to GPV growth acceleration. New customer acquisition was strong across distribution channels and geographies, as we continued to scale field sales and sign new Independent Sales Organization (ISO) partnerships. New Volume Added (NVA) growth from self-onboarded sellers grew at the fastest pace since Q2 2021 while upmarket momentum continued as we launched new drive through capabilities for quick service restaurants and a number of order management capabilities for upmarket sellers.7

Recent seller wins include Ladurée, the franchise of the world-renowned Parisian patisserie, who chose Square as its exclusive commerce platform across every Canadian location due to our flexibility, versatility, and ease of use, and retailer Magnolia Soap & Bath Co. who chose Square to give its 50-plus locations across 17 states a common platform for commerce, reporting, and inventory. We’re also expanding our partnership with OpenTable globally as their preferred point of sale partner. We expect this collaboration will accelerate our customer acquisition efforts, and help Square sellers deliver more personalized guest experiences.

We have high conviction that Neighborhoods has found product-market fit. Now we’re focused on scaling it.

Since launching auto-enablement for Neighborhoods, our loyalty, discovery and rewards experience that connects Square sellers with consumers, we’ve scaled the number of sellers by more than 10x, demonstrating that our onboarding model can scale efficiently. In our most recent cohorts of auto-enabled sellers, over 90% are adopting and remaining enabled on Neighborhoods, and as of June, we’ve scaled Neighborhoods to sellers representing a total of $1 billion in annualized gross payment volume (GPV), up over 220% from March. We’ve observed stable to improving Neighborhoods engagement among consumers across a range of metrics we track, and on average, spend from followers continued to reach 10% of seller GPV after three quarters on Neighborhoods. We see strong product market fit in the geographies where Neighborhoods has been live the longest.

We’re ramping auto enrollment across the country and testing new ways to drive density, such as auto enrolling eligible sellers and pairing that activation with dedicated account management. We’re also focused on increasing awareness of Neighborhoods among Square seller employees, experimenting with incentives to drive adoption. In June we expanded Neighborhoods eligibility to new hardware devices, including Square Terminal, more than doubling the number of sellers that can join Neighborhoods. We also deepened consumer discovery capabilities through Neighborhoods, adding a location specific Neighborhoods tab for customers in launched cities and a tailored onboarding flow for consumers in those markets. We continue to focus on scaling and expect that Neighborhoods will be one of the top attributable customer acquisition channels for Cash App in the near future.

Cash App’s product velocity is driving deeper engagement.

Primary Banking Actives (PBAs) grew 17% year over year as we continued our focus on building for modern earners.8 These customers are twice as likely to name Cash App as their primary banking platform, reflecting our focus on serving customers who earn across multiple income sources. In the second quarter we had several significant product launches to drive deeper engagement with our customers and better serve the modern earner.

6 Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds.

7 New Volume Added (NVA) is the total gross payment volume (GPV) processed, or expected to be processed, by new sellers during their first 12 months on Square. While intended to represent incremental volume from new cohorts, it may also include GPV from existing sellers in cases such as new locations or event-based merchant tokens. For the purpose of this letter, figures exclude deactivated merchants.

8 Square and Cash App are financial services platforms, not banks. Throughout this letter, any reference to Square or Cash App’s banking offerings or terms such as “primary banking actives” refer to products and services that are offered through Block’s Industrial Bank, Square Financial Services, Inc., or through our third-party bank partners. A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families). A Primary Banking Active (PBA) is a Cash App account that receives inflows from ACH or certain original credit transactions relating to earned wages, excluding tax refunds and ACH transfers, or spent at least $500 per month across Cash App, including Cash App Card, Cash App Pay, Afterpay through Cash App, and ACH bill pay during a specified period.

3

We built on the heritage of Cash App Card with the launch of Cash App Tags, a new line of tap-to-pay hardware that adds a physical, collectible form factor to Cash App. Tags has been a viral success: each launch sold out within hours and we have received more than 3 million requests to be notified of future Cash App Tag drops with zero paid marketing.

We launched Cash App Mobile, a $40-per-month unlimited 5G wireless plan, to save customers money and simplify their financial life. As of June, nearly 4 million monthly transacting actives pay phone bills on Cash App and Cash App Mobile is another way we can help customers save on recurring expenses while deepening engagement and long-term retention.

We also launched stablecoins on Cash App, expanding financial access for our customers through a seamless integration with USDC. Customers can transact in stablecoins across numerous blockchains without navigating unnecessary complexity, and USDC and traditional dollar balances are interchangeable in Cash App, marking another milestone in intuitive design and expanding access.

We continued to focus on expanding access to financial solutions in the second quarter.

In the second quarter, we continued to scale origination volume for Borrow, our short term consumer liquidity product, while ramping origination volume for Afterpay Post-Purchase, our retroactive consumer funded BNPL solution. We continued to observe differentiated engagement among Borrow actives, and customers utilizing both Borrow and Afterpay Post-Purchase were among the best performing risk loss cohorts. We continued to innovate for our customers, expanding BNPL functionality further by launching Afterpay Pre-Purchase to general availability. Afterpay Pre-Purchase gives customers the ability to dynamically choose between debit and BNPL before every eligible transaction. As of June, BNPL transactions were 17% of Afterpay Pre Purchase enabled card spend, showing strong product market fit among our customers, with especially strong adoption in everyday categories like groceries, gas and utilities.

The proprietary credit infrastructure that has enabled us to grow Consumer Lending Originations over 2x in the last 2 years at healthy risk loss rates also powers Cash App Score, our near real-time, individualized credit score built on Cash App activity.9 We continued to innovate on this infrastructure in the second quarter, expanding our Cash App Score engagement testing to more customers. We’ve also continued to expand our financial solutions innovation in Square, with Square credit card scaling meaningfully to over $1 billion in annualized spend in the quarter.

Within SFS, we recently expanded deposit-taking capabilities to offer high yield savings accounts for eligible Square sellers. Over time as deposits scale, they can help fund lending growth and reduce the amount of capital required to support that growth. SFS innovation is also expanding beyond lending: In June, SFS processed its first Square acquiring transaction and over the coming years we expect to shift more Square and Cash App acquiring volume to SFS.

9 Consumer lending origination volume includes originations from Cash App Borrow and our BNPL products.

4

Financial Discussion

We outperformed our gross profit guidance, growing 25% year over year in the second quarter, with strong gross profit growth across Cash App and Square. We reached an all time high Adjusted Operating Income margin of 27% and grew Adjusted Diluted EPS by 65% year over year to a record $1.02.

Second Quarter 2026 Financial Highlights

Cash App

Cash App Commerce Enablement volume grew 17% year over year to $56.5 billion, driven by Cash App Card and BNPL.[10] Consumer Lending origination volume grew 59% year over year to $18.9 billion, driven by Cash App Borrow, while risk loss rates remained healthy. PBAs grew 17% year over year while Cash App monthly transacting actives were 59 million in June.

Square

In the second quarter, Square GPV grew 13% year over year on a reported and constant currency basis. Square’s U.S. GPV growth accelerated to 10% year over year, reflecting the strongest U.S. growth rate since Q2 2023, while International GPV growth sustained strong performance growing 28% year over year (25% in constant currency).

Profitability

We exceeded our Adjusted Operating Income guidance in the second quarter as healthy gross profit growth translated into greater profitability. Operating income was $447 million, while Adjusted Operating Income reached a record $864 million. Net income attributable to common stockholders was $89 million, Adjusted EBITDA reached a record $1.2 billion, GAAP diluted EPS was $0.15, and Adjusted Diluted EPS grew 65% year over year to $1.02.

Guidance11

Q3’26

Gross Profit	$3.13B

YoY Growth	18%

Adjusted Operating Income	$875M

% Margin	28%

Rule of X12	46%

Adjusted Diluted EPS	$1.02

YoY Growth	89%

2026

Gross Profit	$12.51B

YoY Growth	21%

Adjusted Operating Income	$3.47B

% Margin	28%

Rule of X	49%

Adjusted Diluted EPS	$4.02

YoY Growth	70%

We are raising our full-year guidance to reflect the momentum we are seeing across Block. For 2026, we now expect $12.51 billion in gross profit, up 21% year over year, and Adjusted Operating Income of $3.47 billion, or 28% margin, growing 67% year over year. We also expect Adjusted Diluted EPS to grow 70% to $4.02.

10 Cash App Commerce Enablement volume includes GPV from Cash App Card, Cash App Pay, BNPL products, and Cash App Business.

11 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) and Adjusted Diluted EPS, or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter, as well as relevant non-GAAP definitions.

12 Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

5

Block Financial Metrics

	Q2’25	Q3’25	Q4’25	Q1’26	Q2’26

Revenue ($M)	6,054	6,115	6,252	6,057	6,618

Commerce Enablement	2,898	2,999	3,050	2,938	3,342

Financial Solutions	985	1,095	1,222	1,322	1,382

Bitcoin Ecosystem	2,172	2,021	1,980	1,796	1,894

Gross Profit ($M)[13]	2,537	2,662	2,872	2,909	3,166

YoY Growth	14%	18%	24%	27%	25%

Commerce Enablement[14]	1,530	1,552	1,623	1,608	1,805

YoY Growth	11%	11%	11%	15%	18%

Financial Solutions	902	1,006	1,132	1,233	1,289

YoY Growth	20%	34%	51%	55%	43%

Bitcoin Ecosystem	105	104	118	68	72

YoY Growth	4%	8%	10%	(26)%	(31)%

Overall Block gross profit grew 25% year over year in the second quarter, with 31% year-over-year growth in Cash App and 13% year-over-year growth in Square. Commerce Enablement gross profit growth accelerated to 18% year over year, led by strength in Cash App. Financial Solutions gross profit grew 43% year over year, driven by Cash App Consumer Lending. Bitcoin Ecosystem gross profit declined 31% year over year, driven by a strategic decision to reduce the fee we charge on certain bitcoin transactions on Cash App and bitcoin trading dynamics.

13 Quarterly gross profit by category may not sum to total gross profit due to rounding.

14 Commerce Enablement gross profit reflects the impact of amortization of acquired technology assets.

6

	Q2’25	Q3’25	Q4’25	Q1’26	Q2’26

Gross Profit ($M)	2,537	2,662	2,872	2,909	3,166

YoY Growth	14%	18%	24%	27%	25%

Operating Income (Loss) ($M)	484	409	485	(172)	447

Operating Income (Loss) Margin (%) of gross profit	19%	15%	17%	(6%)	14%

Adjusted Operating Income ($M)	550	480	588	728	864
Adjusted Operating Income Margin (%) of gross profit	22%	18%	20%	25%	27%

Diluted Net Income (Loss) Per Share (“EPS”) ($)	0.87	0.74	0.19	(0.52)	0.15

Adjusted Diluted EPS ($)	0.62	0.54	0.65	0.85	1.02

Our performance in the second quarter demonstrates our ability to drive strong gross profit growth while expanding Adjusted Operating Income margins, which together compounded into meaningful Adjusted Diluted EPS growth. On a GAAP basis, we generated $447 million in operating income in the second quarter of 2026, compared to $484 million in the second quarter of 2025. Adjusted Operating Income grew 57% year over year, supported by strong gross profit growth and disciplined execution. On a GAAP basis, we delivered diluted EPS of $0.15. Adjusted Diluted EPS grew 65% year over year to $1.02.

7

Cash App

	Q2’25	Q3’25	Q4’25	Q1’26	Q2’26

Cash App Gross Profit ($M)	1,501	1,624	1,831	1,908	1,973

YoY Growth	16%	24%	33%	38%	31%

Cash App Operating Metrics

Cash App Monthly Transacting Actives (M)	57	58	59	59	59

YoY Growth	0%	2%	3%	4%	3%

Cash App Primary Banking Actives (M)	8.0	8.3	9.3	9.7	9.4

YoY Growth	16%	18%	22%	18%	17%

Commerce Enablement Volume ($B)	48.3	49.7	54.7	55.0	56.5

YoY Growth	14%	17%	17%	18%	17%

Commerce Enablement Monetization Rate[15]	1.53%	1.56%	1.61%	1.61%	1.65%

Consumer Lending Origination Volume ($B)	11.9	13.6	18.5	17.6	18.9

YoY Growth	40%	51%	69%	82%	59%

Total Cash App Inflows ($B)[16]	77	79	83	88	87

YoY Growth	8%	12%	15%	14%	13%

Inflows Per Transacting Active ($)[17]	1,345	1,366	1,410	1,494	1,469

YoY Growth	8%	10%	12%	10%	9%

Cash App gross profit grew 31% year over year with strength in both Commerce Enablement and Financial Solutions. Commerce Enablement gross profit growth was broad based across BNPL products and Cash App Card, while Financial Solutions gross profit growth was driven primarily by Cash App Borrow. Commerce Enablement volume grew 17% year over year to $56.5 billion, reflecting strength in Cash App Card and Afterpay BNPL, while the Commerce Enablement monetization rate increased 12 basis points year over year to 1.65% driven by increased Afterpay Post-Purchase attach rates. We’ve also seen strong Cash App Pay growth, driven in part by our continued expansion with enterprise partners like Instacart and Uber. Cash App monthly transacting actives were 59 million in June, and PBAs grew 17% year over year to 9.4 million. Inflows per transacting active grew 9% year over year, driven in part by more customers bringing their paychecks into Cash App. Cash App Consumer Lending origination volume grew 59% year over year to $18.9 billion, driven largely by Cash App Borrow origination volume growth.

15 Cash App Commerce Enablement Monetization Rate is calculated by dividing Cash App Commerce Enablement gross profit by Cash App Commerce Enablement volume. Cash App Commerce Enablement gross profit is primarily composed of Cash App Card and BNPL products. Cash App Commerce Enablement volume includes GPV from Cash App Card, Cash App Pay, BNPL products, and Cash App Business.

16 Historically, our Cash App ecosystem has experienced improvements in revenue, gross profit, and inflows related to the distribution of government funds as customers have deposited more funds into Cash App during these times, including during the first quarter when U.S. tax refunds are typically distributed.

17 Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay app.

8

Square

	Q2’25	Q3’25	Q4’25	Q1’26	Q2’26

Square Gross Profit ($M)	1,027	1,018	993	982	1,160

YoY Growth	11%	9%	7%	9%	13%

Total Square GPV ($M)	64,248	67,151	64,960	61,209	72,848

YoY Growth	10%	12%	10%	13%	13%

Constant Currency (“CC”) GPV YoY Growth	10%	12%	10%	11%	13%

Square U.S. GPV

YoY Growth	7.0%	8.9%	7.0%	8.2%	9.8%

% of Total Square GPV	81%	79%	78%	78%	78%

Square International GPV

YoY Growth	25%	26%	24%	35%	28%

CC GPV YoY Growth	24%	25%	25%	26%	25%

% of Total Square GPV	19%	21%	22%	22%	22%

Commerce Enablement (excluding Hardware) Monetization Rate[18]	1.27%	1.20%	1.18%	1.22%	1.23%

Financial Solutions Monetization Rate[19]	0.38%	0.38%	0.41%	0.45%	0.41%

Square GPV grew 13% year over year in the second quarter on a reported and constant currency basis to $72.8 billion, reflecting strong GPV growth from new sellers. GPV from food and beverage sellers was up 20% year over year, driven by U.S. food and beverage GPV accelerating to its strongest growth rate since the first quarter of 2023. GPV from retail sellers and services sellers grew 13% and 7% year over year, respectively. We continued to see the fastest year-over-year growth in our mid-market seller segment (>$500K in annualized GPV) compared to our other seller segments during the second quarter.

Square gross profit grew 13% year over year in the second quarter, both on a reported and excluding hardware basis. Growth was driven primarily by Commerce Enablement, reflecting stronger payments volume and increased software adoption, supported by the simplified pricing and packaging options we introduced last year. We also saw continued momentum in Financial Solutions, driven by Square Loans. In the second quarter we booked a one time tariff reimbursement which contributed approximately two points to Square gross profit growth, roughly offsetting the lapping of a network remediation payment in the prior year. We continue to expect Square gross profit to grow roughly in line with Square GPV in the second half of the year.

18 Square Commerce Enablement (excluding Hardware) Monetization Rate is calculated by dividing Square Commerce Enablement gross profit excluding hardware by total Square GPV. Square Commerce Enablement Gross Profit is primarily composed of Square Payments and Software.

19 Square Financial Solutions Monetization Rate is calculated by dividing Square Financial Solutions gross profit by total Square GPV. Square Financial Solutions Gross Profit is primarily composed of Square Loans, Instant Deposit, and Square Card.

9

Operating Expenses and Non-GAAP Operating Expenses ($M)

	Q2’25	Q3’25	Q4’25	Q1’26	Q2’26

Operating Expenses ($M)	2,052	2,252	2,387	3,081	2,719

Restructuring Share-Based Compensation	0	2	-	110	4

Amortization of Customer and Other Acquired Intangible Assets	34	34	34	34	34

Acquisition-Related and Integration Costs	1	0	0	0	0

Contingencies, Restructuring and Other Charges	16	21	54	743	365

Non-GAAP Operating Expenses ($M)	2,001	2,195	2,298	2,194	2,315

In the second quarter, product development expenses decreased 16% year over year on a GAAP basis driven by reduced personnel-related costs associated with the organizational changes we executed in February. Sales and marketing expenses grew 21% year over year on a GAAP basis, driven by an increase in go-to-market investments, with Cash App sales and marketing expenses up 28% and other sales and marketing expenses up 11%. General and administrative expenses were up 84% year over year on a GAAP basis, primarily driven by increased accrued legal contingencies, partially offset by reduced personnel-related costs. General and administrative expenses were up 4% year over year on a non-GAAP basis.

Transaction, loan, and consumer receivable losses increased 99% year over year on a GAAP basis, driven primarily by growth in loan volumes. Cohort level Borrow risk loss rates remained healthy as we shifted more origination volume toward our six-week loan product. Based on our Consumer Lending origination volume forecast and expected mix of new and mature Borrow cohorts, we continue to expect year-over-year growth in transaction, loan, and consumer receivable losses to moderate through the remainder of 2026.

10

Key Profitability Measures and EPS ($M, except per share figures)

	Q2’25	Q3’25	Q4’25	Q1’26	Q2’26

Operating Income (Loss)	484	409	485	(172)	447

Adjusted Operating Income	550	480	588	728	864

Net Income (Loss)	538	462	116	(309)	89

Adjusted Net Income	385	337	402	513	620

Adjusted EBITDA	891	833	930	1,010	1,169

Weighted-average shares used to compute Diluted EPS	619	622	614	598	609

Weighted-average shares used to compute Adjusted Diluted EPS	619	622	616	604	609

Diluted EPS ($)	0.87	0.74	0.19	(0.52)	0.15

Adjusted Diluted EPS ($)	0.62	0.54	0.65	0.85	1.02

11

Non-GAAP Cash Flow ($M)

	Q2’25	Q3’25	Q4’25	Q1’26	Q2’26	TRAILING 12 MONTHS[20]

Net cash provided by operating activities	374	1,451	621	966	1,020	4,057

Less: Purchase of property and equipment	(31)	(51)	(41)	(31)	(53)	(176)

Free Cash Flow	343	1,400	580	935	967	3,882

Reversal of:

Changes in settlements receivable	170	33	196	(90)	235	374

Changes in customers payable	(151)	3	(61)	122	(164)	(99)

Changes in settlements payable	-	-	-	(2)	2	-

Sales, principal payments and forgiveness of PPP loans	(1)	(0)	(0)	(0)	(1)	(2)

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(7,740)	(7,915)	(9,592)	(7,788)	(8,575)	(33,870)

Proceeds from principal repayments and sales of consumer receivables	7,892	8,227	9,213	8,441	8,608	34,489

Purchases and originations of loans originally classified as held for investment	(1,164)	(6,480)	(9,986)	(10,646)	(11,231)	(38,343)

Proceeds from repayments of loans originally classified as held for investment	457	5,172	8,451	10,232	10,542	34,397

Warehouse facilities cash flows included within financing activities in the GAAP statement of cash flows:

Proceeds from warehouse facilities borrowings	213	13	857	224	715	1,809

Repayments of warehouse facilities borrowings	(151)	(215)	-	(1,065)	(90)	(1,370)

Non-GAAP Cash Flow	(131)	239	(342)	363	1,008	1,267

YoY Change	(128)%	(52)%	(189)%	357%	868%	109%

Net cash provided by (used in) investing activities	(486)	(1,101)	(2,130)	300	(306)	(3,237)

Net cash provided by (used in) financing activities	(908)	1,467	40	(252)	(1,357)	(102)

In the second quarter of 2026, we continued to prudently invest in our lending products, including growing Cash App Borrow given the strong unit economics and returns we have seen. Within our non-GAAP cash flow, we have deployed $1.8 billion in capital to grow our lending products over the last 12 months.21 We also remain focused on returning capital to shareholders. In November 2025, our board of directors authorized an increase to our share repurchase program of up to an additional $5 billion of our Class A common stock, and year to date we repurchased 11.6 million shares of our Class A common stock for an aggregate amount of $701 million. As of June 30, 2026, we had $4.6 billion in remaining authorization for repurchases.

We ended the quarter with $8.8 billion of total liquidity, with $7.9 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, and $900 million available to be withdrawn from our revolving credit facility. Additionally, we had $343 million available to be withdrawn under our warehouse funding facilities.

20 Quarterly figures presented may not sum precisely due to rounding.

21 Capital deployed to grow lending products is calculated as the trailing twelve month change in our lending product balances (which consists of consumer receivables, net; loans held for sale; and loans held for investment, net), less the net financing provided by our warehouse facilities (i.e. proceeds net of repayments) over the same period.

12

Earnings Webcast

Block (NYSE:XYZ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, August 5, 2026, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call. We will release financial results for the third quarter of 2026 on November 3, 2026, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Media Contact

press@block.xyz

Investor Relations Contact

ir@block.xyz

Jack Dorsey	Amrita Ahuja

13

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers; our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods, including trends in U.S. and global GPV and statements that the Company’s performance will accelerate; our ability to manage our risk losses; the Company’s plans with respect to its emerging initiatives and product development plans and product launches and functionalities, including expectations regarding the growth of Cash App Borrow and Afterpay Post-Purchase; the expected benefits of AI tools, models, agents, and related technologies to our employees, to our customers, to the pace of our innovation and to our overall business, the expected benefits of our products to our customers and the impact of our products on our business; our expectations related to our workforce reduction announced in February and the anticipated costs, impact, risks and benefits of such action; and the Company’s ability and timing to integrate artificial intelligence and cryptocurrency features into its products; the ability of the Company’s products to attract and retain sellers and customers, particularly in new or different markets or demographics or through partnerships, sales organizations, or advertising campaigns; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses and marketing investments; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; risks related to our workforce reduction and related reorganization, including the potential for increased reliance on proactive intelligence and artificial intelligence tools; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for commerce and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; risks related to disruptions in or negative perceptions of the cryptocurrency market; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to successfully develop and integrate artificial intelligence, including generative AI, into its systems, initiatives, and products; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; the adequacy of reserves for such matters and the impact of any such matters or settlements thereof on our business; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions, including changes due to actual or potential tariffs;

as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and its subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Earnings guidance for 2026 reflects assumptions the Company believes are reasonable as of the date of this filing, and actual results may vary based on changing macroeconomic conditions and other risks and uncertainties outlined in this safe harbor section and in the Company’s periodic reports filed with the SEC. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

Key Operating Metrics And Non-GAAP

Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Diluted Net Income (Loss) Per Share (Adjusted Diluted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Free Cash Flow, Non-GAAP Cash Flow, constant currency, and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers. GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL products.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share (Adjusted EPS), and Adjusted Diluted Net Income (Loss) Per Share (Adjusted Diluted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of restructuring share-based compensation expense, contingencies, restructuring, and other charges; goodwill and intangible asset impairment; amortization of intangible assets; amortization of debt discount and issuance costs; gain or loss on revaluation of equity investments; remeasurement gain or loss on revaluation of bitcoin investment; the gain or loss on the disposal of property and equipment; acquired deferred revenue and cost adjustments; the discrete benefits from the release of valuation allowances on our deferred tax assets; and the tax effect of non-GAAP net income adjustments, as applicable. Additionally, for purposes of calculating Adjusted Diluted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. To calculate Adjusted Diluted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that represent our net income (loss), adjusted to exclude share-based compensation expense; restructuring share-based compensation expense; depreciation and amortization; contingencies,

14

restructuring, and other charges; interest income and expense; remeasurement gain or loss on bitcoin investment; other income and expense; provision for (benefit from) income taxes; gain or loss on disposal of property and equipment; and acquired deferred revenue and cost adjustment, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; contingencies, restructuring, and other charges; restructuring share-based compensation expenses; goodwill and intangible asset impairment and amortization of customer and other acquired intangible assets. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit.

We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations from Adjusted Net Income (Loss), Adjusted EPS, Adjusted Diluted EPS, Adjusted Operating Income (Loss), and Adjusted Operating Income (Loss) Margin because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingencies, restructuring, and other charges; impairment charges; restructuring share-based compensation expense; and certain litigation and regulatory charges. For Adjusted Net Income (Loss), Adjusted EPS, and Adjusted Diluted EPS we also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting, and adjust for the tax effect of the non-GAAP net income adjustments.

Non-GAAP Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; purchases and originations of loans originally classified as held for investment; proceeds from repayments of loans originally classified as held for investment; proceeds from warehouse facilities borrowings; repayments of warehouse facilities borrowings; and sales, and principal payments, and forgiveness of PPP loans. We present Non-GAAP Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Non-GAAP Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes. Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates. Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of restructuring share-based compensation; amortization of customer and other acquired intangible assets; acquisition-related and integration costs; contingencies, restructuring, and other charges; and goodwill and intangible asset impairment. We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin,

Adjusted Net Income (Loss), Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, Adjusted Diluted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP. We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

15

Condensed Consolidated Statements of Operations

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED		SIX MONTHS ENDED

	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025

Revenue:

Commerce enablement revenue	$3,341,571	$2,898,302	$6,280,041	$5,465,277

Financial solutions revenue	1,382,368	984,553	2,704,353	1,859,564

Bitcoin ecosystem revenue	1,893,748	2,171,602	3,690,140	4,501,412

Total net revenue	6,617,687	6,054,457	12,674,534	11,826,253

Cost of revenue:

Commerce enablement costs	1,523,639	1,354,370	2,841,098	2,506,570

Financial solutions costs	93,819	82,649	183,194	160,571

Bitcoin ecosystem costs	1,821,343	2,066,504	3,549,300	4,303,901

Amortization of acquired technology assets	12,805	14,404	25,622	29,078

Total cost of revenue	3,451,606	3,517,927	6,599,214	7,000,120

Gross profit	3,166,081	2,536,530	6,075,320	4,826,133

Operating expenses:

Product development	608,660	725,288	1,647,533	1,485,987

Sales and marketing	664,955	549,731	1,315,463	1,054,191

General and administrative	825,869	449,237	1,683,433	941,034

Transaction, loan, and consumer receivable losses	585,450	294,090	1,085,575	463,779

Amortization of customer and other acquired intangible assets	34,277	33,891	68,436	67,547

Total operating expenses	2,719,211	2,052,237	5,800,440	4,012,538

Operating income	446,870	484,293	274,880	813,595

Interest expense, net	55,721	23,687	108,916	40,930

Remeasurement loss (gain) on bitcoin investment	88,474	(212,165)	261,292	(118,814)

Other expense (income), net	1,199	13,389	(4,227)	5,047

Income (loss) before income tax	301,476	659,382	(91,101)	886,432

Provision for income taxes	214,407	121,048	130,425	159,376

Net income (loss)	87,069	538,334	(221,526)	727,056

Less: Net loss attributable to noncontrolling interests	(1,448)	(124)	(1,362)	(1,274)

Net income (loss) attributable to common stockholders	$88,517	$538,458	$(220,164)	$728,330

Net income (loss) per share attributable to common stockholders:

Basic	$0.15	$0.88	$(0.37)	$1.18

Diluted	$0.15	$0.87	$(0.37)	$1.17

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	597,829	612,882	597,702	616,108

Diluted	608,847	618,928	597,702	627,103

16

Condensed Consolidated Balance Sheets

In thousands, except per share data

	Jun. 30, 2026	Dec. 31, 2025

	UNAUDITED

Assets

Current assets:

Cash and cash equivalents	$6,427,331	$6,564,092

Settlements receivable	1,385,669	1,359,983

Customer funds	5,530,278	4,771,824

Consumer receivables, net	2,477,706	2,670,322

Loans held for investment, net	3,749,254	3,382,957

Other current assets	3,574,637	4,107,702

Total current assets	23,144,875	22,856,880

Goodwill	11,966,996	11,849,018

Acquired intangible assets, net	1,200,262	1,281,670

Deferred tax assets	1,261,584	1,302,776

Bitcoin investment	533,866	777,515

Other non-current assets	1,049,084	1,482,028

Total assets	$39,156,667	$39,549,887

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$7,629,062	$6,805,366

Accrued expenses and other current liabilities	2,277,051	1,538,893

Current portion of long-term debt	—	1,573,259

Warehouse funding facilities, current	572,388	466,942

Total current liabilities	10,478,501	10,384,460

Warehouse funding facilities, non-current	589,556	897,941

Long-term debt	5,720,569	5,715,759

Other non-current liabilities	356,724	381,845

Total liabilities	17,145,350	17,380,005

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000 shares authorized at June 30, 2026 and December 31, 2025. None issued and outstanding at June 30, 2026 and December 31, 2025.	—	—

Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at June 30, 2026 and December 31, 2025; 540,782 and 542,085 issued and outstanding at June 30, 2026 and December 31, 2025, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000 shares authorized at June 30, 2026 and December 31, 2025; 59,981 and 59,993 issued and outstanding at June 30, 2026 and December 31, 2025, respectively.	—	—

Additional paid-in capital	18,850,561	18,895,405

Accumulated other comprehensive loss	(257,576)	(365,381)

Retained earnings	3,454,090	3,674,254

Total stockholders’ equity attributable to common stockholders	22,047,075	22,204,278

Noncontrolling interests	(35,758)	(34,396)

Total stockholders’ equity	22,011,317	22,169,882

Total liabilities and stockholders’ equity	$39,156,667	$39,549,887

17

Condensed Consolidated Statements of Cash Flows

Unaudited

In thousands

	SIX MONTHS ENDED

	Jun. 30, 2026	Jun. 30, 2025

Cash flows from operating activities:

Net income (loss)	$(221,526)	$727,056

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	191,028	181,345

Amortization of discounts and premiums	(603,136)	(548,138)

Non-cash lease expense and other non-cash adjustments	118,256	29,950

Share-based compensation	598,451	612,577

Loss (gain) on revaluation of equity investments	9,805	(1,456)

Remeasurement loss (gain) on bitcoin investment	261,292	(118,814)

Transaction, loan, and consumer receivable losses	1,085,575	463,779

Change in deferred income taxes	49,545	52,019

Purchases and originations of loans originally classified as held for sale	(3,651,413)	(10,634,603)

Proceeds from repayments of loans originally classified as held for sale	3,665,214	10,163,789

Changes in operating assets and liabilities:

Settlements receivable	(145,045)	(258,566)

Customers payable	41,096	315,632

Prepaid expenses	(30,849)	(126,309)

Other assets and liabilities	617,123	(350,603)

Net cash provided by operating activities	1,985,416	507,658

Cash flows from investing activities:

Purchases of marketable debt securities	(243,338)	(282,149)

Proceeds from maturities of marketable debt securities	370,645	278,624

Proceeds from sale of marketable debt securities	44,352	373,759

Payments for originations of consumer receivables	(16,363,722)	(14,638,790)

Proceeds from principal repayments and sales of consumer receivables	17,049,383	15,494,483

Purchases and originations of loans originally classified as held for investment	(21,877,108)	(1,164,089)

Proceeds from repayments of loans originally classified as held for investment	20,773,837	457,152

Purchases of property and equipment	(83,786)	(63,192)

Other investing activities	323,413	(26,870)

Net cash provided by (used in) investing activities	(6,324)	428,928

Cash flows from financing activities:

Repayments of senior notes	(1,000,000)	—

Payments to redeem convertible notes	(575,000)	(1,000,624)

Proceeds from warehouse facilities borrowings	939,190	435,497

Repayments of warehouse facilities borrowings	(1,155,192)	(1,242,317)

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	50,276	51,082

Net increase in interest-bearing deposits	89,990	54,792

Repurchases of common stock	(700,935)	(1,137,502)

Other financing activities	(15,427)	(35,330)

Change in customer funds, restricted from use in the Company’s operations	758,455	754,942

Net cash used in financing activities	(1,608,643)	(2,119,460)

Effect of foreign exchange rate on cash and cash equivalents	(526)	94,932

Net increase (decrease) in cash, cash equivalents, restricted cash, and customer funds	369,923	(1,087,942)

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	12,481,276	13,230,512

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$12,851,199	$12,142,570

18

Reportable Segment Disclosures

Unaudited

Information on the reportable segments revenue and segment operating profit, as well as amounts for the “Corporate and Other” category, which includes products and services not assigned to reportable segments and intersegment eliminations:

	THREE MONTHS ENDED				SIX MONTHS ENDED

	Jun. 30, 2026				Jun. 30, 2026

(in millions) (i)	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total

Revenue:

Commerce enablement revenue	$1,131	$2,161	$50	$3,342	$2,217	$3,964	$99	$6,280

Financial solutions revenue	1,077	305	—	1,382	2,117	587	—	2,704

Bitcoin ecosystem revenue	1,813	37	43	1,894	3,557	65	68	3,690

Segment revenue	$4,021	$2,504	$93	$6,618	$7,891	$4,616	$167	$12,675

Cost of revenue:

Commerce enablement costs	$187	$1,300	$36	$1,524	$374	$2,395	$71	$2,841

Financial solutions costs	88	6	—	94	171	12	—	183

Bitcoin ecosystem costs	1,760	37	24	1,821	3,441	65	44	3,549

Amortization of acquired technology	12	1	—	13	23	2	—	26

Segment cost of revenue	2,048	1,343	61	3,452	4,010	2,474	115	6,599

Segment gross profit	$1,973	$1,160	$33	$3,166	$3,881	$2,142	$52	$6,075

(i) Figures presented may not sum precisely due to rounding.

19

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED				SIX MONTHS ENDED

	Jun. 30, 2025				Jun. 30, 2025

(in millions) (i)	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total

Revenue:

Commerce enablement revenue	$940	$1,915	$43	$2,898	$1,841	$3,542	$83	$5,465

Financial solutions revenue	733	251	—	985	1,383	477	—	1,860

Bitcoin ecosystem revenue	2,171	—	1	2,172	4,500	—	1	4,501

Segment revenue	$3,845	$2,166	$43	$6,054	$7,724	$4,018	$84	$11,826

Cost of revenue:

Commerce enablement costs	$190	$1,133	$31	$1,354	$366	$2,080	$60	$2,507

Financial solutions costs	78	5	—	83	150	10	—	161

Bitcoin ecosystem costs	2,064	—	3	2,067	4,301	—	3	4,304

Amortization of acquired technology	13	2	—	14	26	3	—	29

Segment cost of revenue	2,344	1,139	34	3,518	4,843	2,094	63	7,000

Segment gross profit	$1,501	$1,027	$9	$2,537	$2,880	$1,925	$21	$4,826

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

Cash App (i) (in millions)	Jun. 30, 2026	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Revenue:

Commerce enablement revenue	$1,131	$940	$976	$1,096	$1,086

Financial solutions revenue	1,077	733	834	949	1,040

Bitcoin ecosystem revenue	1,813	2,171	1,990	1,856	1,744

Segment revenue	$4,021	$3,845	$3,800	$3,902	$3,871

Cost of revenue:

Commerce enablement costs	$187	$190	$185	$201	$187

Financial solutions costs	88	78	83	84	83

Bitcoin ecosystem costs	1,760	2,064	1,895	1,773	1,681

Amortization of acquired technology	12	13	13	13	12

Segment cost of revenue	2,048	2,344	2,176	2,070	1,963

Segment gross profit	$1,973	$1,501	$1,624	$1,831	$1,908

(i) Figures presented may not sum precisely due to rounding.

20

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED

Cash App (i) (in millions)	Jun. 30, 2025	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Revenue:

Commerce enablement revenue	$940	$853	$848	$949	$900

Financial solutions revenue	733	617	620	607	649

Bitcoin ecosystem revenue	2,171	2,659	2,462	2,461	2,329

Segment revenue	$3,845	$4,129	$3,930	$4,017	$3,879

Cost of revenue:

Commerce enablement costs	$190	$181	$169	$200	$176

Financial solutions costs	78	78	75	73	73

Bitcoin ecosystem costs	2,064	2,557	2,366	2,354	2,237

Amortization of acquired technology	13	14	14	14	13

Segment cost of revenue	2,344	2,830	2,624	2,641	2,499

Segment gross profit	$1,501	$1,299	$1,306	$1,376	$1,380

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

Square (i) (in millions)	Jun. 30, 2026	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Revenue:

Commerce enablement revenue	$2,161	$1,915	$1,979	$1,905	$1,803

Financial solutions revenue	305	251	261	273	282

Bitcoin ecosystem revenue	37	—	1	14	28

Segment revenue	$2,504	$2,166	$2,241	$2,193	$2,112

Cost of revenue:

Commerce enablement costs	$1,300	$1,133	$1,216	$1,178	$1,096

Financial solutions costs	6	5	6	6	6

Bitcoin ecosystem costs	37	—	1	14	28

Amortization of acquired technology	1	2	1	1	1

Segment cost of revenue	1,343	1,139	1,223	1,200	1,131

Segment gross profit	$1,160	$1,027	$1,018	$993	$982

(i) Figures presented may not sum precisely due to rounding.

21

Reportable Segment Disclosures, Continued

	THREE MONTHS ENDED

Square (i) (in millions)	Jun. 30, 2025	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025

Revenue:

Commerce enablement revenue	$1,915	$1,764	$1,790	$1,751	$1,627

Financial solutions revenue	251	215	212	220	226

Bitcoin ecosystem revenue	—	—	—	—	—

Segment revenue	$2,166	$1,979	$2,002	$1,970	$1,852

Cost of revenue:

Commerce enablement costs	$1,133	$1,050	$1,063	$1,040	$947

Financial solutions costs	5	4	5	5	5

Bitcoin ecosystem costs	—	—	—	—	—

Amortization of acquired technology	2	2	1	2	2

Segment cost of revenue	1,139	1,057	1,069	1,047	954

Segment gross profit	$1,027	$923	$932	$924	$898

(i) Figures presented may not sum precisely due to rounding.

Operating Segment Disclosures

Unaudited

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes (in thousands):

	THREE MONTHS ENDED		SIX MONTHS ENDED

	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025
Total segment gross profit	$3,133,239	$2,527,311	$6,022,923	$4,805,160

Add: Corporate and other gross profit	32,842	9,219	52,397	20,973

Less: Product development	608,660	725,288	1,647,533	1,485,987

Less: Sales and marketing	664,955	549,731	1,315,463	1,054,191

Less: General and administrative	825,869	449,237	1,683,433	941,034

Less: Transaction, loan, and consumer receivable losses	585,450	294,090	1,085,575	463,779

Less: Amortization of customer and other intangible assets	34,277	33,891	68,436	67,547

Less: Interest expense, net	55,721	23,687	108,916	40,930

Less: Remeasurement loss (gain) on bitcoin investment	88,474	(212,165)	261,292	(118,814)

Less: Other expense (income), net	1,199	13,389	(4,227)	5,047

Income (loss) before income tax	$301,476	$659,382	$(91,101)	$886,432

22

Select Operating Metrics and Non-GAAP Financial Measures

Unaudited

	THREE MONTHS ENDED		SIX MONTHS ENDED

	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025

Gross Payment Volume (GPV) (in millions)	$74,734	$66,615	$137,843	$123,412

Adjusted Operating Income (in thousands)	$863,845	$549,569	$1,591,517	$1,015,838

Adjusted EBITDA (in thousands)	$1,168,597	$891,422	$2,178,818	$1,704,216

Adjusted Net Income Per Share:

Basic	$1.04	$0.63	$1.89	$1.20

Diluted	$1.02	$0.62	$1.87	$1.18

	THREE MONTHS ENDED		SIX MONTHS ENDED

(in millions)	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025
Square GPV	$72,848	$64,248	$134,057	$118,350

Cash App GPV	1,886	2,367	3,787	5,062

Total GPV	$74,734	$66,615	$137,843	$123,412

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

(in millions)	Jun. 30, 2026	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Square gross profit	$1,160	$1,027	$1,018	$993	$982

Less: Hardware contribution to Square gross profit	(37)	(34)	(41)	(43)	(41)

Square gross profit excluding Hardware (i)	$1,197	$1,061	$1,059	$1,035	$1,023

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED

(in millions)	Jun. 30, 2026	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Square commerce enablement gross profit	$860	$781	$762	$726	$706

Less: Hardware contribution to Square commerce enablement gross profit	(37)	(34)	(41)	(43)	(41)

Square commerce enablement gross profit excluding Hardware (i) (ii)	$897	$814	$803	$769	$747

(i) Figures presented may not sum precisely due to rounding.

(ii) Square commerce enablement gross profit reflects the impact of amortization of acquired technology assets.

23

Select Operating Metrics and Non-GAAP Financial Measures, Continued

	THREE MONTHS ENDED		SIX MONTHS ENDED

(in millions)	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025

Cash App sales and marketing expense	$413	$323	$803	$610

Other sales and marketing expense (i)	252	227	513	445

Total sales and marketing expense (ii)	$665	$550	$1,315	$1,054

(i) Other sales and marketing expenses include sales and marketing expenses related to Square and Corporate and Other.

(ii) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED		SIX MONTHS ENDED

(in millions)	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025

Product development expenses	$(609)	$(725)	$(1,648)	$(1,486)

Restructuring share-based compensation	3	0	93	8

Contingencies, restructuring and other charges	(10)	(1)	282	28

Non-GAAP product development expenses (i)	$(615)	$(726)	$(1,272)	$(1,450)

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED		SIX MONTHS ENDED

(in millions)	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025

Sales and marketing expenses	$(665)	$(550)	$(1,315)	$(1,054)

Restructuring share-based compensation	0	0	8	1

Contingencies, restructuring and other charges	2	3	43	14

Non-GAAP sales and marketing expenses (i)	$(662)	$(546)	$(1,264)	$(1,038)

(i) Figures presented may not sum precisely due to rounding.

	THREE MONTHS ENDED		SIX MONTHS ENDED

(in millions)	Jun. 30, 2026	Jun. 30, 2025	Jun. 30, 2026	Jun. 30, 2025

General and administrative expenses	$(826)	$(449)	$(1,683)	$(941)

Restructuring share-based compensation	1	0	12	2

Acquisition-related and integration costs	0	1	1	1

Contingencies, restructuring and other charges	373	14	783	51

Non-GAAP general and administrative expenses (i)	$(452)	$(434)	$(888)	$(887)

(i) Figures presented may not sum precisely due to rounding.

24

Adjusted Operating Income (Loss) and Margin

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	Jun. 30, 2026	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Operating income (loss)	$446,870	$484,293	$409,440	$485,371	$(171,990)

Amortization of acquired technology assets	12,805	14,404	13,857	13,915	12,817

Acquisition-related and integration costs	367	1,042	345	352	362

Contingencies, restructuring and other charges	365,118	15,844	20,752	54,102	742,812

Restructuring share-based compensation expense	4,408	95	1,659	—	109,512

Amortization of customer and other acquired intangible assets	34,277	33,891	34,133	34,049	34,159

Adjusted Operating Income	$863,845	$549,569	$480,186	$587,789	$727,672

Adjusted Operating Income margin (%) of gross profit	27%	22%	18%	20%	25%

Adjusted EBITDA

Unaudited

In thousands

	THREE MONTHS ENDED

	Jun. 30, 2026	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Net income (loss) attributable to common stockholders	$88,517	$538,458	$461,544	$115,762	$(308,681)

Net income (loss) attributable to noncontrolling interests	(1,448)	(124)	54	(206)	86

Net income (loss)	87,069	538,334	461,598	115,556	(308,595)

Share-based compensation expense	255,343	297,246	307,721	293,523	229,188

Restructuring share-based compensation expense	4,408	95	1,659	—	109,512

Depreciation and amortization	95,051	92,397	92,119	96,065	95,977

Acquisition-related and integration costs	367	1,042	345	352	362

Contingencies, restructuring and other charges	365,118	15,844	20,752	54,102	742,812

Interest expense, net	55,721	23,687	34,652	53,781	53,195

Remeasurement loss (gain) on bitcoin investment	88,474	(212,165)	(59,588)	234,302	172,818

Other expense (income), net	1,199	13,389	(167,150)	(4,665)	(5,426)

Provision for (benefit from) income taxes	214,407	121,048	139,928	86,397	(83,982)

Loss on disposal of property and equipment	1,434	495	617	270	4,354

Acquired deferred revenue and cost adjustment	6	10	9	7	6

Adjusted EBITDA	$1,168,597	$891,422	$ 832,662	$929,690	$1,010,221

Adjusted EBITDA margin (%) of gross profit	37%	35%	31%	32%	35%

25

Adjusted Net Income and Adjusted EPS

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED

	Jun. 30, 2026	Jun. 30, 2025	Sept. 30, 2025	Dec. 31, 2025	Mar. 31, 2026

Net income (loss) attributable to common stockholders	$88,517	$538,458	$461,544	$115,762	$(308,681)

Net income (loss) attributable to noncontrolling interests	(1,448)	(124)	54	(206)	86

Net income (loss)	87,069	538,334	461,598	115,556	(308,595)

Acquisition-related and integration costs	367	1,042	345	352	362

Contingencies, restructuring and other charges	365,118	15,844	20,752	54,102	742,812

Restructuring share-based compensation expense	4,408	95	1,659	—	109,512

Amortization of intangible assets	47,082	48,295	47,990	47,964	46,976

Amortization of debt discount and issuance costs	3,287	2,835	3,335	4,030	3,886

Loss (gain) on revaluation of equity investments	4,140	(1,582)	(171,126)	326	5,665

Remeasurement loss (gain) on bitcoin investment	88,474	(212,165)	(59,588)	234,302	172,818

Loss on disposal of property and equipment	1,434	495	617	270	4,354

Acquired deferred revenue and cost adjustment	6	10	9	7	6

Income tax expenses (benefits) from deferred tax assets	(113,385)	(52,600)	(8,909)	3,313	—

Tax effect of non-GAAP net income adjustments	131,553	44,538	39,933	(58,861)	(264,918)

Adjusted Net Income - basic	$619,553	$385,141	$336,615	$401,361	$512,878

Cash interest expense on convertible notes	275	267	273	271	264

Adjusted Net Income - diluted	$619,828	$385,408	$336,888	$401,632	$513,142

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:

Basic	597,829	612,882	610,199	606,682	597,586

Diluted	608,847	618,928	621,658	613,737	597,586

Net income (loss) per share attributable to common stockholders:

Basic	$0.15	$0.88	$0.76	$0.19	$(0.52)

Diluted	$0.15	$0.87	$0.74	$0.19	$(0.52)

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	597,829	612,882	610,199	606,682	597,586

Diluted	608,847	618,928	621,658	615,659	604,181

Adjusted Net Income Per Share:

Basic	$1.04	$0.63	$0.55	$0.66	$0.86

Diluted	$1.02	$0.62	$0.54	$0.65	$0.85

26

Non-GAAP Cash Flow

Unaudited

In millions

	THREE MONTHS ENDED				TRAILING 12 MONTHS

	Jun. 30, 2024	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Net cash provided by operating activities	$519	$685	$14	$133	$1,206

Less: Purchase of property and equipment	(38)	(57)	(27)	(32)	(147)

Free Cash Flow	$481	$628	$(13)	$101	$1,059

Reversal of:

Changes in settlements receivable	287	(2,407)	(370)	88	(2,519)

Changes in customers payable	(406)	2,192	534	(165)	2,410

Changes in settlements payable	1	—	—	0	0

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(1)	(3)

Consumer receivables cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(6,772)	(7,331)	(9,121)	(6,899)	(31,090)

Proceeds from principal repayments and sales of consumer receivables	6,903	7,415	8,780	7,602	31,689

Purchases and originations of loans originally classified as held for investment	—	—	—	—	(1,164)

Proceeds from repayments of loans originally classified as held for investment	—	—	—	—	457

Warehouse facilities cash flows included within financing activities in the GAAP statements of cash flows:

Proceeds from warehouse facilities borrowings	159	87	849	223	1,372

Repayments of warehouse facilities borrowings	(177)	(86)	(276)	(1,091)	(1,604)

Non-GAAP Cash Flow (i)	$475	$497	$383	$(141)	$608

Net cash provided by (used in) investing activities	$(175)	$106	$(323)	$915	$211

Net cash provided by (used in) financing activities	$1,141	$72	$708	$(1,212)	$(1,340)

(i) Figures presented may not sum precisely due to rounding.

(in millions)	Jun. 30, 2026	Jun. 30, 2025	Change

Consumer receivables, net	$2,478	$2,203	$275

Loans held for sale	701	1,412	(711)

Loans held for investment, net	3,749	1,040	2,709

Total lending products	$6,928	$4,655	$2,273

Less: Proceeds from warehouse facilities borrowings (i)			1,809

Less: Repayments of warehouse facilities borrowings (i)			(1,370)

Capital deployed to grow lending products			$1,834

(i) Proceeds from and repayments of warehouse facilities borrowings represent trailing twelve months cash flows for the period ended June 30, 2026.

27